Exhibit 99.1

For Immediate Release
January 24, 2011

Iveda Solutions to Acquire MEGAsys Taiwan

Mesa, AZ (January 24, 2011) — Iveda Solutions (OTCBB:IVDA) announced today the signing of a definitive agreement to acquire MEGAsys Taiwan in a share exchange transaction. The consummation of the acquisition is subject to Taiwan Foreign Investment Commission Agency approval.

Iveda Solutions is a pioneer in video hosting and real-time surveillance utilizing cloud computing. MEGAsys designs and integrates electronic security and surveillance products, software, and services. The combined company will provide customers with a wider set of cost-effective surveillance solutions with greater opportunity for growth into the global market, particularly in Asia.

“Our recently acquired government agency customer in Mexico, our engagement with a security technology industry insider in Europe, and this acquisition are all in line with our global expansion plans,” said David Ly, President and CEO of Iveda Solutions. “The Asian market reach that MEGAsys brings to the table is key to Iveda Solutions’ global growth.”

MEGAsys has established relationships with key customers in Taiwan and neighboring countries including the Taiwan Stock Exchange, Taiwan’s International Airport, Shanghai Commercial and Savings Bank, Taipei County Police Bureau and Traffic Control, Beijing Capital Airport, Hong Kong HSBC ATM System, China HSBC Bank (Guangzhou), Malaysia – Prime Minister’s Residence, Hong Kong IBM Asia Headquarters, Regal Hong Kong Hotel, Shanghai China Bank, and Egypt – Pyramids of Giza.

“MEGAsys is looking forward to working side by side with Iveda Solutions in Asia and the U.S., combining our individual strengths for more robust security solutions for our customers,” said I.H. Shiau, President of MEGAsys.

Iveda Solutions recently engaged with Windstone Capital Partners and Source Capital Group to assist the company in a capital raise up to $10 million to fund its domestic and international growth plans.

About Iveda Solutions
Iveda Solutions (OTCBB:IVDA), is the premier online surveillance technology innovator and Managed Video Services provider. Based in Mesa, AZ and incorporated in 2005, the company develops and markets enterprise class video hosting and real-time remote surveillance services through cloud computing. Iveda Solutions has a SAFETY Act Designation by the Department of Homeland Security as a Qualified Anti-Terrorism Technology provider. For more information call 800-385-8618 or visit www.ivedasolutions.com.

About MEGAsys Taiwan
MEGAsys Taiwan was founded in 1998 by a group of sales and R&D professionals from Taiwan Panasonic Company. The company designs and integrates electronic security and surveillance products, software, and services. For more information visit
http://www.tdi-megasys.com/english/

This news release contains forward-looking statements. Actual results could vary materially from those expected due to a variety of risk factors. The Company’s business is subject to significant risks and uncertainties discussed more thoroughly in Iveda Corporation’s SEC filings, including but not limited to, its report on Form 10-K for the year ended December 31, 2009 and its subsequently filed quarterly reports on Form 10-Q. All forward-looking statements made herein are qualified by such risk factors and readers are advised to read such factors carefully. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Luz A. Berg
Public Relations
Iveda Solutions
lberg@ivedasolutions.com
Phone: 480 307-8700

Steven Wollach
Investor Relations
Iveda Solutions
swollach@ivedasolutions.com
Phone: 480 307-8700